Exhibit 10.2

Uncommitted Line of Credit and Reimbursement Agreement

April 9, 2010

Alliance Resource Partners, L.P.

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

Attn: Chief Financial Officer

Gentlemen:

We are pleased to inform you that FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”), will make available to ALLIANCE RESOURCE PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), an uncommitted unsecured line of credit for the issuance of letters of credit in a maximum aggregate available undrawn amount outstanding at any time of up to Twenty Six Million One Hundred Thousand and 00/100 Dollars ($26,100,000.00), which may at any time and from time to time be requested by Borrower and issued by Bank in its sole discretion.

The terms and conditions of this uncommitted line of credit and the Borrower’s obligations (including reimbursement obligations) with respect thereto and each Letter of Credit are set forth in this agreement (the “Agreement”) as follows:

1. Letters of Credit

1.1 Facility. Subject in all respects to the terms and conditions of this Agreement, Bank hereby establishes on the date hereof an uncommitted line of credit facility in favor of the Borrower of up to Twenty Six Million One Hundred Thousand and 00/100 Dollars ($26,100,000.00) (the “Maximum Credit Amount”) for the issuance of letters of credit from time to time.

1.2 Letters of Credit. (a) Borrower may from time to time, request Bank to issue letters of credit from Bank, but in no event shall the aggregate maximum amount available to be drawn under the outstanding letters of credit exceed $26,100,000 (the “Letters of Credit” and individually a “Letter of Credit”) at any one time, unless otherwise agreed to by the Bank. The Letters of Credit shall be in favor of such beneficiaries and for such purposes as an authorized representative of Borrower specifies, shall have such expiration dates as Bank and Borrower agree (provided, however, that Bank and Borrower may agree to have expiration dates that extend beyond the term of this Agreement and may further agree that a Letter of Credit is renewed automatically for a stated period of time unless Bank, as the issuer of such Letter of Credit, provides at least 90 days advance notice to the beneficiary thereof that such Letter of Credit shall not be automatically renewed), and shall otherwise be in such form and substance as Bank and Borrower agree.

(b) All drawings or advances rightfully made to the holders of the Letters of Credit (a “Drawing”) will be reimbursed by the Borrower to the Bank on the same day of such Drawing, provided notice of such Drawing is given to Borrower no later than 12:00 p.m. Cincinnati, Ohio time on a Banking Day and if notice is provided after such time, Borrower shall reimburse Bank no later than 11:00 a.m. Cincinnati, Ohio time on the next Banking Day. Any Drawing that is not reimbursed within the period described in this Section 1(b) shall be considered an outstanding loan hereunder (“Loan”), subject to Section 2 of this Agreement. In this Agreement, “Banking Day” shall mean any day other than Saturday or Sunday or any other day on which commercial banks in Cincinnati, Ohio are authorized to be closed under federal law.

(c) The Borrower shall pay the Bank, in respect of each outstanding Letter of Credit issued pursuant to the provisions hereof, on a quarterly basis in arrears, a maintenance fee per annum based upon the average aggregate amount available to be drawn under each Letter of Credit outstanding during such period and computed based upon the Schedule attached as Exhibit A (the “Pricing

Grid”). The Borrower acknowledges and agrees that the Letters of Credit previously issued by Bank and outstanding as of the date hereof, which Letters of Credit are listed on Exhibit B attached hereto, shall be deemed to be issued pursuant to this Agreement and governed by the provisions hereof.

(d) The obligations of Borrower to Bank under this Agreement with respect to the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever. However, the foregoing shall not excuse Bank from liability to Borrower in any independent action or proceeding brought by Borrower against Bank to the extent of any damages suffered by Borrower that are caused by Bank’s negligence or willful misconduct.

(e) If any change in any law or regulation or in the interpretation thereof instituted after the date hereof by any court or administrative agency shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by Bank or (ii) impose on Bank any other condition regarding this Agreement or the Letters of Credit (other than changes in the rates of income taxation generally applicable to any bank), and the result of any such event shall be to increase the costs of Bank for issuing or maintaining the Letters of Credit (which increases in cost shall be determined by Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event(s), other than increases which result solely from Bank’s acts or omissions, then (a) Bank shall so notify Borrower in writing and (b) upon receipt of such written notice from Bank, Borrower shall pay to Bank, from time to time as specified by Bank, but in no event sooner than ten days from the date of receipt of such notice, additional amounts which shall be sufficient to reasonably compensate Bank for such increased costs, together with interest on each such amount from the date such payment was due until payment in full thereof at the rate applicable thereto. Bank shall submit to Borrower a certificate (i) setting forth in reasonable detail the amount of the increased cost incurred by Bank as a result of any such event and (ii) with a representation that such increased costs are being charged to Bank’s other letter of credit customers. Such certificate shall be prima facie evidence, absent manifest error, as to the amount of such increased costs incurred. Bank’s computation of any amounts due from Borrower hereunder shall be determined on a reasonable good faith basis.

(f) Any action taken or omitted by Bank, under or in connection with the Letters of Credit or sight drafts or documents relating thereto, if taken or omitted without negligence or willful misconduct, shall be binding upon Borrower and shall not result in Bank having any liability to Borrower. Neither the Bank nor any of its respective officers or directors will be liable or responsible for: (a) the use which may be made of the Letters of Credit or for any acts or omissions of the beneficiaries and any permitted transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) any other circumstances whatsoever in making or failing to make payment under the Letters of Credit, other than damages suffered by Borrower that Borrower proves were caused by (i) Bank’s willful misconduct or negligence in determining whether a sight draft or other documents presented under the Letters of Credit comply with the terms of the Letters of Credit or (ii) Bank’s willful or negligent failure to pay under the Letters of Credit after the presentation to it by the holder thereof (or a permitted successor to whom the Letters of Credit have been transferred in accordance with their terms) of a sight draft and documents strictly complying with the terms and conditions of the Letters of Credit. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

(g) Borrower hereby agrees at all times to protect, defend, indemnify, save and hold harmless Bank from and against any and all claims, actions, suits and other legal proceedings (“Third Party Claims”) which is made or initiated by a third party, and from and against any and all losses, claims, demands, liabilities, damages, charges, counsel fees, interest and penalties and other expenses (“Damages”) which Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of the Letters of Credit or the use (or the proposed or potential use) of the proceeds of any drawing under the Letters of Credit; provided that Borrower shall not be required to indemnify, protect, defend or save or hold harmless Bank for, from or against any Third Party Claims or Damages to the extent, but only to the extent, caused by the willful misconduct or negligence of Bank.

(h) Notwithstanding any of the foregoing, Bank shall not, in any way, be liable for any failure by Bank to pay any sight draft under a Letter of Credit as a result of any act of a governmental authority or any other cause beyond the reasonable control of Bank.

(i) Borrower shall pay to Bank all reasonable and customary letter of credit application fees and other issuance, amendment or negotiation and presentment expenses and related charges in connection with the issuance, amendment or presentation of Letters of Credit.

1.3 Term of Uncommitted Facility. This Agreement shall remain in full force and effect unless and until canceled by Bank or Borrower at any time, on not less than sixty (60) days’ prior written notice; provided, however, that any obligations of the Borrower and the Bank pursuant to this Agreement which shall be outstanding as of the effective date of such termination shall not be affected thereby. With regard to any Letters of Credit which remain outstanding as of the date of termination of this Agreement, the Bank agrees that such Letters of Credit shall remain outstanding until their stated expiration date(s).

2. Interest on any Loans.

2.1 Accrual and Payment of Interest.

(a) The principal sum outstanding under each Loan shall bear interest at a floating rate per annum equal to 3.00% in excess of the one month “LIBOR Rate” (the “Interest Rate”). The LIBOR Rate is the rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits, as applicable, as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as reasonably determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. The Interest Rate shall initially be determined as of the date of the initial advance of funds to Borrower under a Loan and shall be adjusted each 30 days thereafter. Interest shall be calculated based on a 360-day year and charged for the actual number of days elapsed.

(b) In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to the LIBOR Rate, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Bank to fund or maintain its funding in Eurodollars of any portion of the advance subject to the LIBOR Rate or otherwise to give effect to Bank’s obligations as contemplated hereby: (i) Bank may, by written notice to Borrower, declare Bank’s obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the Bank’s “Prime Rate”, and interest shall be paid on the first (1st) day of each calendar month. Borrower’s right to utilize LIBOR Rate Index Pricing as set forth in this Agreement shall be terminated automatically if Bank, by prior written notice, shall notify Borrower that one month LIBOR Rates are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such Market, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits. In such event, amounts outstanding hereunder shall bear interest at a rate equal to Bank’s Prime Rate or such other rate of interest as may be agreed to between Bank and Borrower.

(c) Notwithstanding any provision to the contrary in this Agreement, in no event shall the interest rate charged on the Loans exceed the maximum rate of interest permitted under applicable state and/or federal usury laws. Any payment of interest that would be deemed unlawful under applicable laws for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Bank, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

2.2 Manner and Place. Unless the Bank otherwise directs in writing, all payments and prepayments under this Agreement shall be made without setoff, counterclaim or deduction, in lawful currency of the United States of America and in immediately available funds not later than 3:00 p.m. Ohio time, to the Bank’s office at 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

3. Conditions Precedent.

a. The effectiveness of this Agreement is subject in all respects to satisfaction of the following conditions precedent in form and substance and in a manner satisfactory to the Bank and its counsel: (i) Bank shall have received certified copies of all company action taken by Borrower, including resolutions adopted by its managing general partner, authorizing the execution, delivery and performance of this Agreement and such other documents relating to the Letters of Credit and the transactions contemplated hereby (including any letter of credit application form) as Bank shall reasonably require (this Agreement and such other documents are referred to herein collectively as the “Letter of Credit Documents”); (ii) Bank shall have received a certificate from an officer of Borrower (or its managing general partner) as to the incumbency and signatures of the officers of Borrower (or its managing general partner) authorized to execute and deliver this Agreement and the other Letter of Credit Documents; (iii) Bank shall have received copies of the Borrower’s certificate of limited partnership, limited partnership agreement or other governing instruments as currently in effect, certified to be correct and complete by one of Borrower’s (or its managing general partner’s) authorized officers; and (iv) Bank shall have received copies of any other documents that it may reasonably request relating to the existence of the Borrower, the authority or the validity of this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Bank.

b. The issuance of any Letter of Credit which Bank chooses to issue hereunder, shall be subject to the satisfaction of the following additional conditions precedent on and as of the date such Letter of Credit is issued and after giving effect thereto: (i) all of Borrower’s representations and warranties contained herein are correct and complete; and (ii) no Event of Default has occurred and is continuing. Whenever Borrower requests the issuance of a Letter of Credit hereunder, Borrower shall be deemed to have represented and warranted to Bank that the conditions precedent to such borrowing set forth in this subsection (b) are satisfied.

4. Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

4.1 Organization Qualification Power and Authority. Borrower: (i) is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of its formation; and (ii) is qualified to do business in all jurisdictions where failure to qualify would have a material adverse effect on the business and operations of the Borrower.

4.2 Execution, Delivery and Performance of Letter of Credit Documents. Borrower has the full power and authority necessary to execute, deliver, and perform its obligations under all of the Letter of Credit Documents. Borrower has taken all required partnership action to authorize the execution, delivery, and performance of all of the Letter of Credit Documents. This Agreement has been duly executed and delivered by Borrower and constitutes, and the other Letter of Credit Documents when duly executed and delivered by Borrower, shall constitute, Borrower’s legal, valid, and binding obligations, enforceable against Borrower in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles. Borrower’s execution, delivery and performance of the Letter of Credit Documents does not and will not: (i) require any action or consent of, or any registration or filing with, any governmental body or other person or entity that has not already been obtained (each, with respect to Borrower); (ii) violate or conflict with, or create a breach or default under (a) Borrower’s certificate of limited partnership, limited partnership agreement or other governing instruments or (b) any agreement, judgment, order, law or regulation to which Borrower is a party or by which it is bound which default would have a material adverse effect on the Borrower’s ability to perform its obligations hereunder, or (iii) result in the creation or imposition of any charge or encumbrance of any nature whatsoever upon its assets or revenues, except for any created by the Letter of Credit Documents.

All of the foregoing representations and warranties shall survive the execution and delivery of this Agreement.

5. Covenants.

5.1 Financial Statements. The Borrower shall furnish to Bank: (i) within 60 days after the end of each of the first three quarters of each fiscal year, a copy of Borrower’s regularly and internally prepared unaudited consolidated financial statements for that quarter, certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower (or its managing general partner); (ii) within 120 days after the end of each fiscal year, a copy of Borrower’s audited consolidated financial statements and accompanied by an audit opinion of such accountants without qualification. All of such financial statements shall be prepared in conformance with generally accepted accounting principals consistently applied and shall present fairly the financial position and results of operations for Borrower, as of the dates thereof and for the period then ended.

5.2 Corporate Existence and Good Standing. Borrower shall maintain (i) its legal existence in its State of formation, (ii) its qualification, or registration and good standing in all jurisdictions in which failure to qualify would have a materially adverse effect on the Borrower’s ability to perform its obligations hereunder and (iii) all material licenses, permits, franchises, and governmental authorizations necessary to conduct its business and own or lease its property.

5.3 Compliance with Laws and Agreements. Borrower shall comply with the terms and provisions of each material statute, law, regulation, ordinance, judgment, order, or decree applicable to it and each contract, mortgage, lien, lease, indenture, instrument, agreement or document to which it is a party or bound, except where the necessity of compliance is contested in good faith by appropriate proceedings or noncompliance could not reasonably be expected to have a materially adverse effect on the Borrower’s ability to perform its obligations hereunder.

5.4 Future Assurances. Borrower shall execute and deliver to Bank, upon request, such documents and agreements as Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement.

5.5 Incorporation of Credit Agreement Financial Covenants. Borrower and Bank hereby incorporate by reference and make a part hereof the Financial Covenants (currently Section 5.04) of the Second Amended and Restated Credit Agreement dated as of September 27, 2007 among Alliance Resource Operating Partners, L.P., as borrower, the Initial Lenders, Initial Issuing Banks and Swing Line Banks named therein, JPMorgan Chase Bank, N.A., as paying agent, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents and Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc., as joint lead arrangers and joint book runners (as amended or restated from time to time, the “Operating Partners Credit Agreement”).

6. Events of Default and Remedies.

6.1 Events of Default. The occurrence of any of the following events shall be a default (each an “Event of Default”) hereunder: (a) the Borrower fails to reimburse the Bank for any Drawing within 5 days after the date due; (b) any representation or warranty made by the Borrower herein or in any written statement or certificate furnished by the Borrower to Bank at any time pursuant to this Agreement shall prove to have been untrue in any material respect when made unless such breach is cured within 30 days after Bank notifies Borrower in writing of such breach provided such breach is capable of being cured within such 30-day period; (c) the Borrower defaults in any material respect in the observance or performance of or breaches in any material respect any covenant or agreement herein and such default or breach continues unremedied for more than 30 days after written notice thereof has been provided by the Bank to the Borrower, (d) any other indebtedness for borrowed money of the Borrower to Bank in an outstanding principal amount of $1,000,000 or more in the aggregate shall be accelerated; (e) the Borrower commences, has commenced against it, or acquiesces in the commencement of any action or proceeding in bankruptcy or seeking reorganization, arrangement, readjustment of debts, or any other relief under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, state, federal or foreign, now or hereafter existing, whether or not an order for relief has been entered therein and, in the case of any such action or proceeding commenced against the Borrower, such action or proceeding is not dismissed or stayed within 60 days after the commencement thereof; (f) the Borrower applies for or acquiesces in the appointment of, or has appointed against it, a receiver, custodian, trustee, sequestrator or similar officer for it or all or any part of its property; (g) the Borrower makes a general assignment for the benefit of creditors; (h) the Borrower files a certificate of dissolution under applicable state law, is liquidated, or takes any action or has any action taken against it in furtherance of dissolution or liquidation; and (i) one or more judgments, decrees, or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower and the same remains unsatisfied, unvacated or unstayed for a period of 60 days after the entry thereof (and such liability shall not be adequately covered by insurance).

6.2 Remedies. Upon the occurrence and during the continuance of an Event of Default (other than the Events of Default described in clauses (e), (f), (g) or (h) of Section 6.1 above), the Bank may, upon three (3) Banking Days’ prior written notice to or demand on the Borrower, (i) declare the amount then outstanding hereunder together with accrued but unpaid interest thereon and all other obligations due hereunder and under any of the Letter of Credit Documents, to be immediately due and payable, in which event such principal, interest and other obligations shall become immediately due and payable to the Bank without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding and (ii) cease issuing Letters of Credit hereunder. Upon the occurrence of an event described in clause (e), (f), (g) or (h) of Section 6.1 above, the amount then outstanding hereunder together with accrued but unpaid interest thereon and all other obligations shall, without notice to or demand on the Borrower, automatically become immediately due and payable.

7. Limitations on Bank Liability.

Except as provided for in Section 1.2(f) of this Agreement, the Bank shall not be responsible to the Borrower for, and the Bank’s rights and remedies against the Borrower shall not be impaired by:

(1) action or inaction of the Bank required or permitted under any law, order, or practice that is required or permitted to be applied to a Letter of Credit or this Agreement (including the law or any order of a jurisdiction where the Bank, any advising, transferring, confirming, or nominated bank or person, or the beneficiary is located and the practice stated in the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (“UCP 600”), to the extent the UCP 600 is made applicable to a specific Letter of Credit, International Standby Practices, ICC Publication No. 590 (“ISP98”), to the extent the ISP98 is made applicable to a specific Letter of Credit, and the decisions, opinions, practice statements, and official commentary of the ICC Banking Commission, the International Financial Services Association, and the Institute of International Banking Law & Practice, as applicable).

(2) action or inaction of the Bank required or permitted under Ohio law, and, for any Letter of Credit, under ISP98, even if the Letter of Credit chooses other law or if such Letter of Credit chooses other practice,

(3) honor without regard to any non-documentary condition(s) in a Letter of Credit,

(4) honor or other recognition of a presentation or other demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other person (excluding employees of the Bank and any processing agent engaged by the Bank), whether or not the Borrower is innocent and obtains no benefit,

(5) dishonor of any presentation that does not strictly comply or that is fraudulent, forged, or otherwise not entitled to honor,

(6) dishonor which is authorized by the Borrower or for which the Borrower is unwilling or unable to reimburse the Bank,

(7) payment to a nominated person that does not give value or that misrepresents the basis on which it claims reimbursement or otherwise wrongfully claims, receives, or retains a payment made by the Bank under a Letter of Credit, whether or not the Bank receives complying documents, claims a refund, or undertakes to recover the payment made by the Bank,

(8) non-notification to the Borrower of the Bank’s receipt of a presentation or claim for reimbursement under a Letter of Credit or of the Bank’s disposition thereof and, if the Bank in its sole discretion approaches the Borrower for a waiver of discrepancies, dishonor regardless of the Borrower’s waiver of discrepancies or request for honor, or

(9) retention of Letter of Credit proceeds based on a valid exercise of the Bank’s set off rights or on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Bank,

8. Bank Discretion.

a. The Bank may for the Borrower’s account at any time provide in the Letter of Credit or otherwise agree to do or do the following:

(1) send a Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind the Borrower directly and as indemnifier to the rules applicable to SWIFT messages (including rules obligating the Borrower or the Bank to pay bank charges),

(2) assert or waive or, with any necessary consent from the beneficiary or other person, amend any provision in a Letter of Credit or applicable practice that primarily concerns issuer operations (including (i) identification of a Letter of Credit in any presentation, (ii) marking of a Letter of Credit to reflect a transfer, payment, or other action, (iii) specification of the banking days and hours, manner, and place for the Bank’s receiving a presentation, effecting honor, and giving notice of dishonor under a Letter of Credit, (iv) duration of the period(s) for examination, approaching the Borrower for a waiver, or sending a notice of refusal, (v) disposition of the beneficiary’s documents after dishonor or while approaching the Borrower for a waiver, and (vi) replacement of a lost Letter of Credit or recognition of a successor beneficiary),

(3) discount an accepted draft or defer a payment undertaking incurred under a Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of the Borrower’s obligations to reimburse or pay fees to the Bank, or to reimburse the Bank for the discounted draft amount or deferred payment,

(4) select any branch or office of the Bank or any affiliate of the Bank or of any other bank or financial institution or affiliate thereof to act as advising, transferring, confirming, and/or nominated bank or person under the law and practice of the place where it acts (if a Letter of Credit permits advice, transfer, confirmation, and/or nomination) or to act under contract with the Bank as letter of credit processing agent for the Bank in the Bank’s issuance of a Letter of Credit or processing of demands or in any other action that the Bank is required or permitted to take under any Letter of Credit,

(5) honor any presentation that substantially complies with the terms and conditions of a Letter of Credit, whether or not such Letter of Credit requires strict or literal compliance (including honor of a draft that is non-negotiable or informal, honor up to the amount available under such Letter of Credit of a demand claiming more than that amount, honor of documents that include inconsistent extraneous data, and allowance of a grace period of 1 Banking Day for timing requirements under such Letter of Credit), and

(6) provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other person.

b. Unless specifically committed to do so in a writing signed by the Bank, the Bank need not consent to any Letter of Credit amendment. If a Letter of Credit may be extended or terminated by a notice given or other action taken by the Bank (with or without the passage of time), then, whether or not requested to do so by the Borrower, the Bank shall have the right to give such notice or take such action, or to fail or refuse to do so. If the Bank gives such notice or takes such action at the Borrower’s request, then the Borrower shall obtain the beneficiary’s acknowledgement thereof and, in the case of Letter of Credit termination, request that the beneficiary return the original Letter of Credit. If the Bank fails or refuses to give a notice of non-extension or termination at the Borrower’s timely written request, then the Bank’s Letter of Credit fees shall be calculated as if the Bank had given such notice or taken such action.

c. If the beneficiary or another person claims that the Bank has wrongfully repudiated or dishonored, then the Bank shall have the right to defend or settle the claim, with or without joining Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that the Bank is precluded from relying on a valid defense, and Borrower shall have the obligation to take all reasonable actions to mitigate damages and, if the Bank pays or settles (with the prior written consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, in the case of any settlement of a claim), to (a) reimburse and indemnify the Bank, subject to the exclusions of indemnification specified in Section 14 of this Agreement except for those instances where (i) otherwise agreed to by the parties hereto or (ii) such settlement or payment provides that Borrower need not reimburse or indemnify Borrower to some extent, and (b) account for any benefits, and cooperate with the Bank as subrogee.

d. If goods arrive before the Bank receives and either honors or dishonors the relevant presentation under a commercial Letter of Credit, then, upon the Borrower’s request or the Bank’s good faith decision to protect its interest, the Bank may in its sole discretion issue for the Borrower’s account a separate guaranty, indemnity, or other undertaking to the carrier to induce delivery of the goods. If the Bank so issues its undertaking, then the Borrower shall be absolutely precluded from raising any defense or claim with respect to the Bank’s subsequent honor of the related documents (except by way of injunction action based on forgery or fraud in which the Bank is fully protected by injunction bond with respect to its undertaking to the carrier as well as its Letter of Credit). The Bank’s undertaking to the carrier, or any similar undertaking, shall be treated as arising out of this Agreement (and therefore covered by the provisions on Indemnity in this Agreement).

e. The Bank’s agreement to use, or its use of, its discretion in one or more instances shall not waive its right, with or without notice to the Borrower, to use its discretion differently in other similar instances and shall not establish a course of conduct on which the Borrower may rely in any other instances under the same or other Letter of Credit.

9. Borrower’s Responsibility for Letter of Credit Text and Practice.

a. The Borrower is responsible for preparing or approving the text of a Letter of Credit as submitted to and as issued by the Bank and as received by the beneficiary. The Bank’s recommendation or drafting of text, or the Bank’s use or, provided any change or Letter of Credit form has been approved by the Borrower, the Bank’s non-use or refusal to use text submitted by the Borrower shall not affect the Borrower’s ultimate responsibility for the final text. The Borrower is responsible for the Bank’s failure to apply, or to observe standard practice as applied to, any Letter of Credit terms or conditions that (i) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (ii) require the Bank to respond to a demand in fewer than 3 Banking Days, or (iii) require the Borrower to sign, issue, or present a document.

b. The Borrower is responsible for knowing applicable letter of credit law and practice. UCP 600 and ISP98 may be viewed on the United Nations website: http://www.uncitral.org/uncitral/en/other organizations texts.html. They and other published letter of credit law and practice materials are available from the Bank and from other sources: http://www.ifsaonline.org/Publications/Docs/Reasonable Time Statement of Practice .pdf, www.iccbooksusa.com, and www.liblp.org

10. Limitations on Remedies.

a. Except as may be expressly provided in this Agreement, the Bank shall not be liable to the Borrower in contract, tort, or otherwise for any special, indirect, consequential, or punitive damages.

b. The Borrower must take all reasonable actions to mitigate and reduce the amount of damages to be claimed against the Bank.

c. If the Bank honors a presentation under or in connection with a Letter of Credit for which the Borrower claims it is not obligated to reimburse or indemnify the Bank, the Borrower shall nonetheless pay to the Bank the amount the Bank paid, without prejudice to the Borrower’s claims against the Bank to recover any Bank fees and costs paid by the Borrower with respect to the honored presentation plus any direct damages that the Borrower is unable to avoid or reduce. Damages attributable to honor of a presentation that appears on its face to be non-complying are indirect damages, for which the Bank is not responsible, unless the discrepancies in the presentation reflect corresponding defects in the beneficiary’s performance in the underlying transaction or if the Bank’s honoring of such non-complying presentation results from the Bank’s negligence or willful misconduct. Damages attributable to a change in the market value of any goods, services, document of title, instrument, foreign currency, or other property for which payment is supported by a Letter of Credit, except changes resulting from the beneficiary’s changed credit standing or occurring while the Bank wrongfully retains the documents, are indirect damages, and damages attributable to honor of a forged or fraudulent presentation are indirect damages for which the Borrower is responsible to the Bank, whether or not the presentation appears on its face to be complying.

d. The Borrower’s aggregate remedies against the Bank for honoring a presentation or retaining honored documents in breach of the Bank’s obligations to the Borrower (whether arising under this Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amounts paid by the Borrower to the Bank with respect to the honored presentation and, subject to Borrower’s obligations pursuant to Section 10.b above, the amount wrongfully paid to the beneficiary under a Letter of Credit.

e. In any dispute or litigation between the Borrower and the Bank, the Borrower must pay the Bank’s reasonable attorney’s fees, expert witness fees, and other expenses of litigation or dispute resolution, except to the extent the Borrower prevails in obtaining an award of damages disputed by the Bank. The Borrowers’ prevailing in an action based on forgery or fraud of the beneficiary or other presenter does not relieve the Borrower from its obligation to pay the Bank’s fees and expenses in contesting the entry or maintenance of injunctive relief.

11. Borrower Status.

The undersigned Borrower represents, warrants and covenants on a continuing basis, except as otherwise provided in this Agreement, that

(1) it acts for itself and for no other person in requesting issuance of any Letter of Credit for its account,

(2) it may be identified in a Letter of Credit as the “Borrower”, “account party”, or “customer” at whose request and on whose instruction and for whose account the Letter of Credit is issued, it being understood that a Letter of Credit issued hereunder may be issued for the account of the Borrower but in respect of an obligation of Borrower or any subsidiary thereof,

(3) it alone (acting through any of the individuals identified in this Agreement as its authorized agents) may authorize the Bank to issue, amend, pay, or otherwise act under any Letter of Credit, and

(4) it alone has standing to enforce this Agreement or otherwise to assert the rights and remedies of a Borrower, including to sue for an injunction against honor of any Letter of Credit.

12. Additional Borrowers.

a. If this Agreement is signed by another person as an additional Borrower or if an application requesting issuance of a particular Letter of Credit is signed by another person, or if a particular Letter of Credit names another person as a Borrower with that other person’s consent, then that other person shall thereby become jointly and severally obligated as a Borrower under this Agreement to the same extent as the (first) undersigned Borrower, as applied to every or the particular Letter of Credit, as the case may be; provided, however, that any Letter of Credit that names therein, or is issued to secure an obligation of, a subsidiary of the Borrower shall not result in such subsidiary becoming jointly and severally obligated as a Borrower under this Agreement unless such subsidiary has specifically agreed in writing (other than in such Letter of Credit) to become so jointly and severally obligated as a Borrower under this Agreement. The additional Borrower thereby assumes the payment obligations and other responsibilities of the Borrower, makes the warranties of the Borrower (which may require that the Borrower and/or additional Borrower obtain waivers with respect to some of the warranties in the preceding paragraph), accepts the consequences of an Event of Default as applied to itself, accepts the binding effect on it of action or omission by, or notice to, another Borrower, and waives all defenses based on suretyship. EACH ADDITIONAL BORROWER ACCEPTS FOR ITSELF the limitations on remedies, governing law, forum, jurisdiction, and JURY WAIVER in this Agreement.

b. The (first) undersigned Borrower (i) assures the Bank that any other person that signs as an additional Borrower or that is named in a Letter of Credit as Borrower shall be obligated to the Bank as provided above, (ii) accepts the effect on it of action or omission by, or notice to, another Borrower, and (iii) waives all defenses based on suretyship. The (first) undersigned Borrower waives any objections it may have if the Bank, in the Bank’s discretion, recognizes an additional Borrower as having the right, alone or with the (first) undersigned Borrower, to act as the Borrower with respect to the affected Letter of Credit.

13. Successors and Assigns; Expanded Meaning of “Bank”.

a. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower shall not assign its obligations under this Agreement, and no such assignment shall be effective to release the Borrower of liability or to obligate the Bank to recognize the purported assignee, except to the extent the Bank may expressly consent in a signed writing.

b. For purposes of this Agreement, the “Bank” includes Fifth Third Bank, an Ohio banking corporation, with International Trade Services and SWIFT membership, in Cincinnati, Ohio, together with its parent Fifth Third Bancorp, whose principal office is located in Cincinnati, Ohio, and any subsidiary or controlled affiliate of Fifth Third Bancorp located in the United States including any branch or office thereof located in the United States that is controlled by Fifth Third Bancorp that either (i) maintains a customer relationship with, and receives this Agreement from, the undersigned Borrower or (ii) acts as issuer and is named as such in any Letter of Credit. Each such Bank may delegate and assign part or all of its obligations and rights to the other(s), in addition to such Bank’s rights to request others to act as a nominated person or as a letter of credit processing agent. The Borrower acknowledges that Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, Ohio may appropriately act as issuer or as letter of credit processing agent (with or without disclosure in the Letter of Credit) for an affiliated Bank issuer of any Letter of Credit.

c. With the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), the Bank may grant participations in or assign its rights and obligations under this Agreement, in whole or in part, to one or more domestic banks or financial institutions which shall, to the extent the Bank so notifies the Borrower, be substituted for the Bank with respect to the assigned rights. The Bank may disclose credit and other information regarding the Borrower (and any non-Borrower guarantor) and this Agreement to any permitted (actual or prospective) assignee or participant; provided such assignee or participant agrees to keep confidentially any non-public information of the Borrower or its subsidiaries.

14. Indemnity. Borrower shall, to the fullest extent permitted by law, indemnify, defend, pay and hold Bank harmless from and against any and all Third Party Claims and Damages which Bank may incur or be subject to as a consequence, direct or indirect, of any breach by Borrower of any warranty, covenant, term or condition in, or the occurrence of any default by Borrower under this Agreement or any other Letter of Credit Document, except to the extent that any of the foregoing shall have resulted from the negligence or willful misconduct of the Bank.

15. Notices. Except as expressly provided herein any notice or other communication given hereunder shall be in writing and shall be delivered against receipt, or mailed by registered or certified mail return receipt requested, postage prepaid, or transmitted by facsimile with confirmation of successful transmittal thereof and addressed to the party to be notified as follows, or to such other address as such party may designate by like notice:

If to Bank, to:	FIFTH THIRD BANK
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Fax: 513-534-5947
Attn: Large Corporate Accounts MD 109055

If to Borrower, to	Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
Fax: 918-295-7357
Attn: Chief Financial Officer

16. Complete Agreement; Modification and Waivers. The Letter of Credit Documents are and shall be the complete agreement between the parties regarding the transactions described herein and shall supersede any and all oral or other written agreement relating to such transactions (including, for the avoidance of doubt, any agreement entitled “Agreement Setting Forth Terms and Conditions for Irrevocable Standby Letter of Credit and Security Agreement” at any time executed and delivered by Borrower or any officer on behalf of Borrower to the Bank prior to the date hereof). In entering into this Agreement and the transactions embodied in the Letter of Credit Documents, the Borrower has not relied on any agreement, representation, warranty or statement by Bank that are not expressly set forth in this Agreement. The Letter of Credit Documents may not be modified, waived, supplemented or amended, except by a writing signed by the Borrower and the Bank.

17. Severability. If any clause or provision of the Letter of Credit Documents, or any part thereof shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such clause or provision, or such part thereof and shall not in any manner affect any other clause or provision in any jurisdiction

18. Cost and Expenses. Borrower will pay or reimburse Bank on demand for any and all reasonable out-of-pocket charges, costs, taxes and expenses incurred by Bank or for its account in implementing and enforcing the Letter of Credit Documents, including, without limitation, reasonable fees and disbursements of Bank’s outside legal counsel, except as otherwise provided herein, including Section 1.2(g) and 10.e hereof).

19. UNCOMMITTED FACILITY. THIS IS AN UNCOMMITTED FACILITY AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR ANY COURSE OF DEALING BETWEEN BANK AND BORROWER, THE DECISION AS TO WHETHER OR NOT TO ISSUE ANY LETTERS SHALL BE IN BANK’S SOLE AND ABSOLUTE DISCRETION.

20. GOVERNING LAW; BINDING EFFECT. THE LETTER OF CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE TERMS AND PROVISIONS OF THE LETTER OF CREDIT DOCUMENTS SHALL INURE TO THE BENEFIT OF AND BE BINDING ON BORROWER AND BANK AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS; PROVIDED, HOWEVER THAT BORROWER MAY NOT ASSIGN ANY OF ITS INTEREST OR OBLIGATIONS THEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF BANK.

21. CONSENT TO JURISDICTION. BORROWER AGREES THAT THE STATE AND FEDERAL COURTS IN THE COUNTY WHERE BANK IS LOCATED SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL MATTERS ARISING OUT OF THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING IN SUCH COURTS, AGREES THAT VENUE WILL BE PROPER IN SUCH COURTS FOR ALL SUCH MATTERS AND WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS ISSUED THEREIN. BORROWER AGREES THAT SERVICE OF SUCH SUMMONS OR COMPLAINT OR OTHER PROCESS OR PAPER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED) ADDRESSED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 15.

22. WAIVER OF JURY TRIAL. BORROWER AND BANK WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN ANY COURT ARISING ON, OUT OF, UNDER, BY VIRTUE OF, OR IN ANY WAY RELATING TO THE LETTER OF CREDIT DOCUMENTS, OR THE TRANSACTIONS OCCURING IN CONNECTION HEREWITH. BORROWER AND BANK CONFIRM THAT THE FOREGOING WAIVER IS INFORMED AND VOLUNTARY.

23. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto authorized as of the date first written above.

FIFTH THIRD BANK

By:	/s/ Ashley Colmenero
Print Name: Ashley Colmenero
Its: Assistant Vice President

ALLIANCE RESOURCE PARTNERS, L.P.

By:	ALLIANCE RESOURCE MANAGEMENT GP, LLC,
its Managing General Partner

By:	/s/ Cary Marshall
Print Name: Cary Marshall
Its: Vice President-Corporate Finance and Treasurer

EXHIBIT A

Pricing Grid

Consolidated Debt to Consolidated Cash Flow Ratio*	Standby LC Fee Per Annum (in basis points)
1.5:1.0 or greater	190
1.0:1.0 or greater but less than 1.50:1.0	145
0.50:1.0 or greater but less than 1.0:1.0	125
Less than 0.50:1.0	100

*	Calculated pursuant to the terms of the Operating Partners Credit Agreement

EXHIBIT B

Outstanding Letters of Credit

1.	Letter of Credit issued for the benefit of the Illinois Industrial Commission in the face amount of $3,425,000 and assigned Letter of Credit No. S200471.

2.	Letter of Credit issued for the benefit of Travelers Casualty and Surety Company in the face amount of $5,000,000 and assigned Letter of Credit No. S402238.

3.	Letter of Credit issued for the benefit of the Kentucky Department of Workers Claims in the face amount of $17,671,696 and assigned Letter of Credit No. S403286.